EXHIBIT B
COMMON UNIT PURCHASE AGREEMENT
     COMMON UNIT PURCHASE AGREEMENT, dated as of October 22, 2010 (this “Agreement”), by and among REGENCY LP ACQUIRER, L.P., a Delaware limited partnership (“Seller”), and ZLP FUND, L.P. (“ZLP Fund”), ZLP MASTER OPPORTUNITY FUND, LTD. (“ZLP Master Opportunity Fund”), ZLP MASTER UTILITY FUND, LTD. (“ZLP Master Utility Fund”), and CREDIT SUISSE MANAGEMENT LLC (collectively, the “Purchasers”).
     WHEREAS, Seller is the registered holder of approximately 24,679,557 Common Units representing limited partner interests in Regency Energy Partners L.P., a Delaware limited partnership (“Regency”);
     WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, certain Common Units, subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, Seller desires to grant Purchasers a right of first offer to acquire additional Common Units on or before December 31, 2010, subject to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Base Prospectus” means the prospectus contained in the Registration Statement at the time that the Registration Statement was declared effective, as amended and supplemented by filings with the Commission on or prior to the date of this Agreement.

     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday or other date on which the NASDAQ Global Select Market does not open for trading.
     “Closing Date” shall have the meaning specified in Section 2.02(a).
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” means common units representing limited partner interests in Regency.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Governmental Authority” means, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to Seller means a Governmental Authority having jurisdiction over Seller, its Affiliates or any of their respective properties.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lock-Up Date” means November 30, 2010.
     “Option Closing Date” shall have the meaning specified in Section 2.05(c).
     “Option Purchase Unit Price” means the monetary amount per Common Unit equal to (A) the volume weighted average closing price of Common Units listed and traded on the NASDAQ Global Select Market, as reported by Bloomberg L.P. on page 1 of screen “HP” for a five (5) trading day period, consisting of the five (5) trading days immediately prior to the Option Closing Date, multiplied by (B) 0.95.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Purchase Price” means $100,000,011.62.
     “Purchased Units” means the 4,241,890 Common Units purchased hereunder pursuant to Section 2.01 under the Registration Statement and the Base Prospectus.
     “Purchase Unit Price” means the monetary amount per Common Unit equal to (A) the volume weighted average closing price of Common Units listed and traded on the NASDAQ Global Select Market, as reported by Bloomberg L.P. on page 1 of screen “HP” for a five (5) trading day period, consisting of the five (5) trading days immediately prior to the Closing Date, multiplied by (B) 0.959.

     “Purchasers” has the meaning set forth in the Preamble.
     “Registration Statement” means Regency’s registration statement (File No. 333-169307) on Form S-3 filed with the Commission on September 10, 2010, as supplemented or amended prior to the execution of this Agreement and declared effective on October 15, 2010.
     “Regency” shall have the meaning specified in the Preamble.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Seller” shall have the meaning set forth in the Preamble.
     “Transfer Agent” means American Stock Transfer & Trust Company, the transfer agent and registrar for the Common Units.
     “Units” means the Purchased Units and any Common Units purchased by Purchasers pursuant to Section 2.05.
     “Zimmer Purchasers” means ZLP Fund, ZLP Master Opportunity Fund and ZLP Master Utility Fund.
     “ZLP Fund” shall have the meaning set forth in the Preamble.
     “ZLP Master Opportunity Fund” shall have the meaning set forth in the Preamble.
     “ZLP Master Utility Fund” shall have the meaning set forth in the Preamble.
ARTICLE II
AGREEMENT TO SELL AND PURCHASE
     Section 2.01 Purchase and Sale.
          (a) On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, on the Closing Date, Seller agrees to sell to Purchasers, and Purchasers hereby agree to purchase from Seller, in the amounts set forth on Schedule I hereto, the Purchased Units, and Purchasers agree to pay Seller the Purchase Price as consideration for the Purchased Units.
     Section 2.02 Closing.
          (a) Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Units shall take place at 10:00 A.M., New York City time, on the date hereof with respect to the Purchased Units (the “Closing Date”) and at 10:00 A.M., New York City time, on the Option Closing Date with respect to any Common Units acquired pursuant to Section 2.05.

          (b) Time shall be of the essence, and delivery of the Units at the time and place specified in this Agreement is a further condition of the obligations of Purchasers.
     Section 2.03 Conditions to the Closing.
          (a) Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Units hereunder shall be subject to the satisfaction on or prior to the Closing Date or the Option Closing Date, if applicable, of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
          (i) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no Action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;
          (ii) there shall not be pending any suit, Action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
          (iii) the Registration Statement shall be effective and no stop orders suspending the effectiveness of the Registration Statement shall have been issued and, to the knowledge of Seller and Purchasers, no proceeding for that purpose shall have been instituted or threatened by the Commission.
          (b) Purchasers’ Conditions. The obligations of Purchasers to consummate the purchase of any Units hereunder shall be subject to the satisfaction on or prior to the Closing Date or the Option Closing Date, if applicable, of each of the following conditions (any or all of which may be waived by Purchasers in writing, in whole or in part, to the extent permitted by applicable Law):
          (i) the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (or as of the Option Closing Date, as applicable); and
          (ii) Seller shall have delivered, or cause to be delivered, to Purchasers on the Closing Date (or on the Option Closing Date, as applicable), Seller’s closing deliveries described in Section 2.04 hereof.
          (c) Seller’s Conditions. The obligation of Seller to consummate the sale of the Units to Purchasers shall be subject to the satisfaction on or prior to the Closing Date or the Option Closing Date, if applicable, of each of the following conditions (any or all of which may be waived by Seller in writing, in whole or in part, to the extent permitted by applicable Law):
          (i) the representations and warranties of Purchasers contained in this Agreement shall be true and correct as of the Closing Date (or as of the Option Closing Date, as applicable);

          (ii) Purchasers shall have delivered, or caused to be delivered, to Seller on the Closing Date (or on the Option Closing Date, as applicable), Purchasers’ closing deliveries described in Section 2.04 hereof; and
          (iii) solely with respect to the Option Closing Date, written confirmation (which may be by electronic mail) that no action has been taken within the five (5) day trading period immediately prior to the Option Closing Date by the Zimmer Purchasers or their Affiliates to (1) short, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Units beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act), by any of them or any other securities so owned convertible into or exercisable or exchangeable for Common Units or (2) enter into any swap or other derivative arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise, in each case, except for (x) a swap or other derivative arrangement that relates to the Units or (y) sales or other transfers of Common Units among the Zimmer Purchasers or between any Zimmer Purchaser and its Affiliates, which, in each case, is for the purpose of rebalancing the portfolio of the Zimmer Purchasers.
     Section 2.04 Deliveries.
          (a) On the Closing Date or the Option Closing Date, if applicable, Seller shall deliver, or cause to be delivered, the Units to or for the account of Purchasers in electronic book entry form through the facilities of The Depository Trust Company upon confirmation of receipt (which may be oral) of a wire transfer of the Purchase Price (in respect of the Purchased Units) or the price determined in accordance with Section 2.05 (in respect of the Common Units purchased pursuant thereto), in each case, in immediately available funds to such bank account designated in writing to Purchasers by Seller, free and clear of securities law or other restrictive legends and any liens, encumbrances or interests of any other Person.
          (b) On the Closing Date, Seller shall deliver, or cause to be delivered, to Purchasers the Base Prospectus.
     Section 2.05 Right of First Offer.
          (a) In the event that Seller desires to sell additional Common Units on one or more occasions prior to the expiration date contained in Section 2.05(d), Seller shall provide written notice to the Zimmer Purchasers setting forth the aggregate dollar amount of Common Units desired to be transferred. The Zimmer Purchasers may elect to purchase the aggregate amount of Common Units provided in the notice to transfer by delivering written notice to Seller within 24 hours after receipt of such notice in such proportions as they deem appropriate (and may designate a counterparty to a swap or other derivative transaction to so purchase). In the event the notice to transfer contains an amount (i) greater than $100.0 million, the Zimmer Purchasers’ right to purchase is limited to $100.0 million, or (ii) less than $100.0 million, then the Zimmer Purchasers must acquire all or none of such Common Units with the amount offered counting toward the aggregate $100.0 million of Common Units described in Section 2.05(d). If the Zimmer Purchasers do not elect to purchase Common Units contained in the notice, Seller may transfer such Common Units under any terms and conditions without any further obligations to the Zimmer Purchasers.
          (b) The number of Common Units to be transferred pursuant to this Section 2.05 shall be determined by dividing (x) the aggregate dollar amount of Common Units to be transferred by (y) the Option Purchase Unit Price.
          (c) If the Zimmer Purchasers elect to purchase Common Units pursuant to this Section 2.05, such transaction shall be consummated on the business day following the Zimmer Purchasers’ delivery of notice of election to purchase to Seller (the “Option Closing Date”).
          (d) The right of first offer contained in this Section 2.05 shall expire on the earlier of (x) Seller providing notice to transfer of an aggregate $100.0 million of Common Units (regardless of whether the Zimmer Purchasers acquire or decline to acquire such Common Units) and (y) December 31, 2010.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO SELLER
     Seller hereby represents and warrants to Purchasers as follows:
     Section 3.01 Corporate Existence of Seller. Seller (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
     Section 3.02 No Conflicts. None of the execution, delivery and performance of this Agreement by Seller, the sale of the Units or the consummation of the transactions contemplated hereby (i) constitutes or will constitute a violation of the organizational documents of Seller, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller or any of its properties may be bound, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to Seller or any of its properties in a proceeding to which its property is or was a party, or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon the Units.
     Section 3.03 Title to Units. As of the date hereof, Seller owns approximately 24,679,557 Common Units; such Common Units have been registered for sale in one or more public offerings pursuant to the Registration Statement and the sale of the Units to Purchasers is being made pursuant to the Registration Statement and the Base Prospectus. Seller is the sole registered owner of the Units and has good and valid title to the Units, free and clear of all liens, encumbrances, security interests, equities or claims; and upon delivery of such Units and payment therefor pursuant hereto, good and valid title to such Units, free and clear of all liens, encumbrances, security interests, equities or claims, will pass to Purchasers. Assuming that Purchasers do not have notice of any adverse claim (as defined in Sections 8-102 and 8-105 of the New York Uniform Commercial Code) to such Units, upon the delivery to Purchasers of certificates evidencing the Units registered in the name of such Purchasers (or their nominee) and payment by Purchasers of the purchase price for such Units, Purchasers (or such nominee) will be a “protected purchaser” (as such term is used in Section 8-303 of the New York Uniform Commercial Code).
     Section 3.04 Authorization and Enforceability of Agreement. This Agreement has been duly authorized, executed and delivered by Seller, and Seller has all requisite power and authority to sell and deliver the Units in accordance with and upon the terms and conditions set forth in this Agreement. All actions required to be taken by Seller for the sale and delivery of the Units and the consummation of the transactions contemplated by this Agreement have been validly taken. This Agreement is a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms; provided that the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally, the implied covenant of good faith and fair dealing and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
     Section 3.05 No Consents. No consent or approval of or with any court or Governmental Authority having jurisdiction over Seller or any of its properties or any other Person is required in connection with the execution, delivery and performance of this Agreement, or the consummation by Seller of the transactions contemplated by this Agreement.
     Section 3.06 Investment Company Status. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.07 Certain Fees. No fees or commissions are or will be payable by Seller or its Affiliates to brokers, finders, or investment bankers with respect to the sale of any of the Units or the consummation of the transactions contemplated by this Agreement.
     Section 3.08 No Side Agreements. There are no other agreements by, among or between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
     Section 3.09 Registration Statement. Neither Seller nor any of its Affiliates has received notification from Regency pursuant to the registration rights agreement dated as of May 26, 2010 by and between Regency and Seller, with respect to (i) any stop order issued or threatened to be issued by the Commission suspending the effectiveness of the Registration Statement or the Base Prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose; (ii) the suspension of the qualification of

Common Units for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iii) the happening of any event as a result of which the Base Prospectus or any amendment or supplement thereto included in the Registration Statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
     Section 3.10 Listing of Units. To the knowledge of Seller, the Units are listed on the NASDAQ Global Select Market.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     Each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:
     Section 4.01 Corporate Existence. Such Purchaser (a) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on the signature page, and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
     Section 4.02 Purchaser’s Investment Intent. The Units are being acquired as an investment for such Purchaser’s own account and not as a nominee or agent. Such Purchaser is purchasing the Units in the ordinary course of its business and has not entered into any arrangement with any person to resell the Units or to participate in a distribution of the Units (except in connection with a swap transaction or transactions with the Purchasers’ broker). The foregoing does not affect in any way the Purchaser’s representation in this section that it has not entered into any pre-arranged sale agreement.
     Section 4.03 No Conflicts. None of the execution, delivery and performance of this Agreement by such Purchaser, the purchase of the Units, or the consummation of the transactions contemplated hereby (i) constitutes or will constitute a violation of the organizational documents of such Purchaser, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its properties may be bound or (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to such Purchaser or any of its properties in a proceeding to which its property is or was a party.
     Section 4.04 Certain Fees. No fees or commissions will be payable by such Purchaser or its Affiliates to brokers, finders, or investment bankers with respect to the purchase of any of the Units or the consummation of the transaction contemplated by this Agreement.

     Section 4.05 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and any of Seller or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
ARTICLE V
COVENANTS OF THE SELLER
     Section 5.01 Seller Lock-Up. Except as provided in this Agreement, from and after the date hereof through and including the Lock-Up Date, Seller will not, and will not permit any Affiliate to sell or contract to sell or hedge any Common Units or any securities substantially similar to, convertible into or exercisable or exchangeable for Common Units, or grant any options or warrants to purchase any Common Units or any such securities, without the prior written consent of ZLP Fund, on behalf of the Purchasers.
ARTICLE VI
MISCELLANEOUS
     Section 6.01 Interpretation and Survival of Provisions. Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a party, such action shall be in such party’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 6.02 Survival. The representations and warranties set forth in Section 3.07, Section 3.08, Section 4.02, Section 4.04, Section 4.05 and Section 6.08 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of Seller or Purchasers. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Units and payment therefor and repayment, conversion, exercise or repurchase thereof.

     Section 6.03 No Waiver; Modifications in Writing.
          (a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
          (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
     Section 6.04 Binding Effect, Assignment.
          (a) Binding Effect. This Agreement shall be binding upon Seller, Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns.
          (b) Assignment of Units. All or any portion of the Units purchased pursuant to this Agreement may be sold, assigned or pledged by any Purchaser, subject to compliance with applicable securities laws.
          (c) Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of Seller, unless such transfer is a complete transfer of all rights and obligations (and not in part) to an Affiliate of such Purchaser.
     Section 6.05 Communications. All notices and communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or electronic mail to the following addresses:

(a) If to Purchasers, care of:
Zimmer Lucas Partners
535 Madison Avenue, 6th Floor
New York, New York 10022
Attention: John Lee
Telephone:      (212) 440-0740
Facsimile:      (212) 440-0750
Email:         lee@zimmerlucas.com

(b) If to Seller:
Regency LP Acquirer, L.P.
c/o GE Energy Financial Services
General Electric Capital Corporation
General Electric Company
800 Long Ridge Road
Stamford, Connecticut 06927
Attention: General Counsel
Telephone: (203) 961-5963
Facsimile: (203) 357-6632
Email:      tyson.yates@ge.com
                chris.barbuto@ge.com
or to such other address as Seller or Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile or electronic mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 6.06 Press Release. In the event Purchasers or Seller desires to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby, the issuing party shall provide to the other party a copy of such press release or statement at least two Business Days in advance for review and comment. Each party agrees that it will not issue any such press release or public statement if the receiving party reasonably objects to such issuance within one Business Day of receipt. Notwithstanding the foregoing, Seller may file an amendment to its Schedule 13D on file with the Commission to reflect the disposition of the Units hereunder as required by the Exchange Act, including the filing of this Agreement as an exhibit if so required.
     Section 6.07 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Seller or any of its Affiliates or Purchasers or any of its Affiliates set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, any term sheets.
     Section 6.08 Mutual Representation and Warranty. Each of Seller and Credit Suisse Management LLC hereby represent and warrant to each other that it is in compliance with applicable law, including federal securities laws, in connection with the transactions contemplated pursuant to this Agreement.

     Section 6.09 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.
     Section 6.10 Execution in Counterparts. This Agreement may be executed via facsimile, in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ZLP FUND, L.P.

By:

By:	/s/ John Lee Name: John Lee
Title: Chief Financial Officer

A Delaware limited partnership

ZLP MASTER UTILITY FUND, LTD.

By:	/s/ John Lee Name: John Lee
Title: Chief Financial Officer

A Cayman Islands limited company

ZLP MASTER OPPORTUNITY FUND, LTD.

By:	/s/ John Lee Name: John Lee
Title: Chief Financial Officer

A Cayman Islands limited company

CREDIT SUISSE MANAGEMENT LLC

By:	/s/ Parshu Shah Name: Parshu Shah
Title: Director

REGENCY LP ACQUIRER, L.P.

By:	EFS Regency GP Holdco II, LLC Its: General Partner

By:	Aircraft Services Corporation Its Managing Member

By:	/s/ Tyson R. Yates Name: Tyson R. Yates
Title: Vice President

SCHEDULE I

Name of Purchaser	Number of Purchased Units
ZLP FUND, L.P.	1,413,963
ZLP MASTER OPPORTUNITY FUND, LTD.	945,300
ZLP MASTER UTILITY FUND, LTD.	1,413,964
CREDIT SUISSE MANAGEMENT LLC	468,663